Exhibit 99.1

Press Release

TNS, Inc. Announces First Quarter 2010 Financial Results

- First Quarter Revenues Reach $130 Million; Cash Flow from Operations Reaches $28 Million

- Updating 2010 Revenue Outlook Range to $545-$561 Million

- Updating 2010 Adjusted Earnings per Share Outlook Range to $2.80-$2.96

RESTON, Va. — May 3, 2010 —TNS, Inc. (NYSE: TNS), a leading provider of business-critical, cost-effective data communications services for transaction-oriented applications, today reported its first quarter 2010 results.

Henry H. Graham, Jr., CEO, commented, “Our first quarter 2010 performance was strong, with revenues and adjusted earnings within our expected range.  In our Telecommunication Services Division, CSG integration remains on schedule and is delivering the expected synergies and we continued to add new customers in our network, intelligent database and roaming and clearing services.  In our Financial Services Division growth in global endpoints continues, expanding our community of interest while we continue to absorb the effects of industry consolidation.  Our Payments Division performed well on a global basis as transaction volumes improved modestly through the quarter and we continued to add new customers.  Our increased investment in product development in each division is creating new growth opportunities, particularly with respect to our internet payment gateway now rolling out worldwide and our IP registry and roaming and clearing platforms and we expect these services to help drive growth in 2010 and beyond.  These results, together with our continued consistency in execution and robust suite of value-added connectivity and interoperability solutions, give TNS a solid start for the year.”

TNS acquired the Communication Services Group (CSG) on May 1, 2009 and has included its results in the Telecommunication Services Division from that date.  Therefore, first quarter 2010 results are not comparable to those of prior periods.

Total revenue for the first quarter of 2010 increased 72.2% to $129.6 million from first quarter 2009 revenue of $75.3 million.  On a constant dollar basis, revenues for the first quarter of 2010 increased 67.1% to $125.7 million.

First quarter 2010 GAAP net income was $1.1 million, or $0.04 per share, versus first quarter 2009 GAAP net loss of $24,000, or $(0.00) per share.  Included in GAAP net income for first quarter 2010 results was a pre-tax charge associated with severance of $0.5 million, or $0.02 per share.

Earnings before interest, taxes, depreciation, and amortization (EBITDA) before stock compensation expense for the first quarter of 2010 increased 93.5% to $31.6 million, or 24.4% of revenue, versus $16.3 million, or 21.7% of revenue, for the first quarter of 2009.  Excluding the abovementioned pre-tax severance charge from first quarter 2010 results, EBITDA before stock compensation expense increased 96.4% to $32.0 million, or 24.7% of revenue.  On a constant dollar basis and excluding the pre-tax charge, EBITDA before stock compensation expense for the first quarter of 2010 increased 87.9% to $30.7 million, or 24.4% of revenue.

Adjusted earnings more than doubled to $15.0 million, or $0.56 per share, for the first quarter of 2010 compared to adjusted earnings of $7.3 million, or $0.29 per share, for the first quarter of 2009.  Excluding the abovementioned pre-tax severance charge from first quarter 2010 results, adjusted earnings were $15.3 million, or $0.57 per share.  On a constant dollar basis excluding the pre-tax charge, adjusted earnings for the first quarter of 2010 increased 93.8% to $14.2 million, or $0.53 per share.  (EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share are non-GAAP measures.  See “Financial Measures” below for a discussion of these metrics.)

The table below discloses adjusted earnings and adjusted earnings per share, excluding severance charges, at currency exchange rates reported for first quarter 2010 and at the 2009 rates.

(In millions, except per share amounts)

	First Quarter 2010	First Quarter 2009	% Change	First Quarter 2010 @ 2009 FX Rates	% Change@ 2009 FX Rates

Revenues	$129.6	$75.3	72.2%	$125.7	67.1%
After tax adjusted earnings	$15.3	$7.3	109.0%	$14.2	93.8%
Adjusted earnings per share	$0.57	$0.29	97.1%	$0.53	82.3%
Shares Outstanding	26.7	25.2	6.0%	26.7	6.0%

Financial Review:

First Quarter 2010

First quarter 2010 total revenue increased 72.2% to $129.6 million from first quarter 2009 revenue of $75.3 million. With this quarter’s results, TNS begins reporting in three global divisions: Payments; Financial Services; and Telecommunication Services.  Revenues generated outside North America, formerly reported as the International Services Division (ISD), are now incorporated into Payments and Financial Services, respectively, and ISD has been eliminated.  Please see historical divisional breakouts in the financial tables in this release.  Included in first quarter 2010 revenue are the following components:

•                  Revenue from the Telecommunication Services Division increased $50.4 million to $65.5 million from first quarter 2009 revenue of $15.0 million. Included in revenues were pass-through charges of $7.1 million and $1.2 million for the first quarters of 2010 and 2009, respectively.  Excluding the increase in pass-through charges, revenue increased $44.5 million, primarily due to the inclusion of acquired CSG operations. This was partially offset by a reduction of $1.4 million of revenue related to TNS’ former caller ID provider which, as previously disclosed, occurred primarily in connection with the CSG acquisition and to a lesser extent $0.6 million due to a reduction in volumes in TNS’ payphone fraud and validation service.

On a sequential basis, revenue from the Telecommunication Services Division decreased $2.9 million to $65.5 million from fourth quarter 2009 revenue of $68.4 million.  Included in revenues were pass-through charges of $7.1 million and $7.5 million for first quarter 2010 and fourth quarter 2009, respectively.  Excluding the decrease in pass-through charges, revenues decreased $2.5 million as a result of anticipated volume reductions and pricing concessions to legacy CSG customers which was partially offset by growth in TNS’ wireless roaming and clearing services.  The sequential decrease in revenues was $0.5 million lower than the $3 million anticipated sequential decrease due to the timing of volume migrations off of TNS’ network.

•                  Revenue from the Payments Division increased 7.5% to $47.7 million from $44.4 million in first quarter 2009.  The positive impact of foreign currency translation was $3.4 million. On a constant dollar basis revenues decreased $0.1 million. This decrease was primarily due to a reduction in dial-up transaction revenue in the US, Spain and France relating to existing customers and to a lesser extent from a reduction of $0.3 million related to lower development revenue for card-not-present payment gateway services as TNS’ moves the pricing model for this service to a transaction based model. This was partially offset by market share gains in Europe for dial-up transaction services and to a lesser extent from gains in IP and payment gateway products.

•                  Revenue from the Financial Services Division increased 3.3% to $16.4 million from first quarter 2009 revenue of $15.9 million.  The positive impact of foreign currency translation was $0.5 million.  On a constant dollar basis revenues remained flat.  Revenues increased $0.4 million in Europe and $0.1 million in Asia Pacific due to continued expansion of the number of customer endpoints connected to TNS’ network.  This was offset by a decrease of $0.5 million due to the continued rationalization of market data access services by TNS’ customers in North America.

First quarter 2010 gross margin increased 20 basis points to 51.3% from 51.1% in the first quarter of 2009.  On a constant dollar basis, first quarter 2010 gross margin decreased 30 basis points to 50.8% compared with first quarter 2009.

Financial Outlook

Full Year 2010

TNS has updated its Full Year 2010 outlook for the following factors:

•                  Impact from foreign currency exchange resulting from recent decreases in the euro and the British pound, partially offset by increases in the Australian dollar, estimated to reduce revenue by $2 million and adjusted earnings by $0.02 per share versus TNS’ previous outlook;

•                  The loss of a calling name storage customer, resulting in a negative impact of $3 million in revenue and $0.02 to adjusted earnings per share for the remainder of the year;

•                  TNS continues to expect it will realize pre-tax integration synergies of $5 million to $6 million, or $0.15 - $0.18 in adjusted earnings per share, in 2010, and $2 million to $3 million, or $0.06 - $0.09 in adjusted earnings per share, in 2011, for total anticipated annualized pre-tax synergies, including those realized in 2009, of $8 million to $10 million, or $0.24 - $0.30 in adjusted earnings per share. TNS also continues to anticipate that these savings will be fully implemented on a run rate basis by the beginning of the fourth quarter of 2010.

The table below discloses TNS’ outlook for revenues, adjusted earnings and adjusted earnings per share for 2010.  Please note that all figures exclude special charges previously disclosed.

(In millions, except per share amounts)

	Full Year 2010	Full Year 2009	% Change	Prior Full Year 2010

Revenues	$545 - $561	$475	15% - 18%	$550 - 566
After tax adjusted earnings	$75 - $80	$57.1	32% - 39%	$75 - $81
Adjusted earnings per share	$2.80 - $2.96	$2.21	27% - 34%	$2.80 - $3.00
Shares Outstanding	26.9	25.9	4%	26.9

Second Quarter 2010

The table below discloses TNS’ outlook for revenues, adjusted earnings and adjusted earnings per share for the second quarter of 2010.

(In millions, except per share amounts)

	Second Quarter 2010	Second Quarter 2009	% Change

Revenues	$131 - $135	$122	7% - 11%
After tax adjusted earnings	$16.6 - $17.9	$14.4	15% - 24%
Adjusted earnings per share	$0.62 - $0.67	$0.56	11% - 20%
Shares Outstanding	26.9	25.5	5%

Dennis L. Randolph, Jr., Executive Vice President and CFO, commented, “TNS delivered a solid first quarter, generating $28 million in cash from operations.  Our integration of CSG operations is proceeding on plan, and we are on track to generate expected pre-tax integration synergies.  During the quarter, we prepaid $15 million in debt under our new credit facility, and to date in the year have prepaid $24 million, in line with our plan to proactively reduce debt to increase our financial flexibility.  We continue to prudently invest in our future growth in each division, with the higher level of operating cash flow generation, enhanced by the CSG acquisition, allowing us to increase the level of capital expenditure we invest in our new growth opportunities.”

Financial Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, in this press release, the company presents EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share, which are non-GAAP measures. The company believes that these measures, viewed in addition to and not in lieu of the company’s reported GAAP results, provide additional useful information to investors regarding the company’s performance and overall operating results exclusive of selected significant non-cash items, as described below.  These metrics are frequently requested by investors and are also an integral part of the Company’s internal reporting to measure the performance and the overall effectiveness of senior management. EBITDA is determined by taking income from operations and adding back certain non-cash items, including amortization of intangible assets, depreciation and amortization of property and equipment and stock compensation expense. Adjusted earnings is determined by taking pre-tax income or loss after equity in net loss of unconsolidated affiliates and adding back certain non-cash items, including amortization of intangible assets, stock compensation expense and the amortization of debt issuance costs, and the result is tax effected at a 20% rate.  A reconciliation to comparable GAAP measures is provided in the accompanying schedule. These non-GAAP measures may not be comparable to similarly titled measures presented by other companies.

Conference Call

TNS will hold a conference to discuss first quarter 2010 results today, May 3, 2010 at 5:00 p.m. Eastern Time.  The dial-in number for the conference call is 617-213-8831, passcode # 85659971. The call is also being webcast, and there will be an accompanying slide presentation, which can be accessed at www.tnsi.com.

For those who cannot listen to the live broadcast, a replay of the call will be available from May 3, 2010 at 8:00 p.m. Eastern Time through May 10, 2010, and can be accessed by dialing 617-801-6888, passcode # 68104256.

About TNS

Transaction Network Services (TNS) is an international data communications company that enables payments, money and voices to move around the world.

TNS’ mission is to enable the world to transact. It does this through a broad range of networking, data communications and value added services, which it provides to many of the world’s leading retailers, banks/processors, telecommunications companies and financial markets.

Since its inception in 1990, TNS has designed and implemented multiple data networks, each designed specifically for the transport of transaction-oriented data. TNS’ networks support a variety of widely accepted communications protocols and are designed to be scalable and accessible by multiple methods. Today, TNS has offices throughout the world serving customers in over 40 countries with the ability to provide services in other countries. For further information about TNS, please visit www.tnsi.com.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, the forward-looking statements. The company has attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes,” and variations of these words and similar expressions.  Similarly, statements herein that describe the company’s business strategy, prospects, opportunities, outlook, objectives, plans, intentions or goals are also forward-looking statements.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including:  the company’s reliance upon a small number of customers for a significant portion of its revenue; competitive factors such as pricing pressures; uncertainties related to the updated international tax planning strategy implemented by the company; the company’s ability to grow its business domestically and internationally by generating greater transaction volumes, acquiring new customers or developing new service offerings; fluctuations in the company’s quarterly results because of the seasonal nature of the business and other factors outside of the company’s control, including fluctuations in foreign exchange rates and the continuing impact of the current economic conditions; the company’s ability to identify, execute or effectively integrate acquisitions, including the acquisition of CSG; increases in the prices charged by telecommunication providers for services used by the company; the company’s ability to adapt to changing technology; the Company’s ability to refinance its senior secured credit facility and its ability to borrow funds in amounts sufficient to enable it to service its debt or meet its working capital and capital expenditure requirements; additional costs related to compliance with any Securities and Exchange Commission (SEC) rule changes or other corporate governance issues; and other risk factors described in the company’s annual report on Form 10-K filed with the SEC on March 16, 2010.  In addition, the statements in this press release are made as of May 3, 2010.  The company expects that subsequent events or developments will cause its views to change.

The company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise.  These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to May 3, 2010.

CONTACT:	TNS, Inc. Investor Relations	Lippert/Heilshorn & Associates
	703-453-8459	Jody Burfening/Carolyn Capaccio
	investorrelations@tnsi.com	212-838-3777

(tables follow)

TNS, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended
	March 31, 2010	March 31, 2009
Revenues	$129,575	$75,266
Operating expenses:
Cost of network services	63,138	36,790
Engineering and development	9,471	6,407
Selling, general, and administrative	27,607	17,756
Depreciation and amortization of property and equipment	10,252	5,834
Amortization of intangible assets	11,329	5,605
Total operating expenses(1)	121,797	72,392

Income from operations	7,778	2,874
Interest expense	(6,140)	(1,451)
Interest income and other income	2,937	70
Income before income taxes and equity in net loss of unconsolidated affiliates	4,575	1,493
Income tax provision	(3,401)	(1,487)
Equity in net loss of unconsolidated affiliates	(65)	(30)
Net income (loss) (1)	1,109	(24)
Basic and diluted earnings per share:
Net income (loss) (1)	$0.04	$(0.00)

Basic weighted average common shares outstanding	25,926,603	25,127,069
Diluted weighted average common shares outstanding	26,717,477	25,127,069

FOOTNOTES:

(1)          Included in operating expenses for the first quarter of 2010 were pre-tax severance charges of $0.5 million, or $0.02 per share.

TNS, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$32,357	$32,480
Accounts receivable, net	83,903	97,834
Other current assets	25,353	32,614
Total current assets	141,613	162,928

Property and equipment, net	123,198	125,596
Goodwill	16,361	16,581
Identifiable intangible assets, net	257,437	268,925
Other assets	29,162	29,147
Total assets	$567,771	$603,177

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$76,144	$89,740
Deferred revenue	12,751	13,970
Current portion of long – term debt, net of discount (1)	5,233	15,119
Total current liabilities	94,128	118,829

Long-term debt, net of current portion and discount (1)	349,890	354,594
Other liabilities	4,902	8,414
Total liabilities	448,920	481,837

Total stockholders’ equity	118,851	121,340
Total liabilities and stockholders’ equity	$567,771	$603,177

FOOTNOTES:

(1)           Reconciliation of long –term debt balance:

	3/31/10	12/31/09

Current portion of long-term debt, net of discount	5,233	15,119
Long-term debt, net of current portion and discount	349,890	354,594
	355,123	369,713
Unamortized Original Issue Discount	4,248	4,658
2009 Credit Facility outstanding at March 31, 2010	359,371	374,371

TNS, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2010	2009
Net income (loss)	$1,109	$(24)
Non-cash items	24,166	15,326
Working capital changes	2,675	(11,624)
Net cash provided by operating activities:	27,950	3,678
Purchases of property and equipment, net	(7,969)	(5,824)

Net cash used in investing activities:	(7,969)	(5,824)

Repayment of long-term debt	(15,000)	—
Payment of long-term debt financing costs	—	(75)
Proceeds from stock option exercise	938	—
Purchase of treasury stock	(2,507)	(590)
Net cash used in by financing activities:	(16,569)	(665)
Effect of exchange rates on cash and cash equivalents	(3,535)	(1,012)
Net decrease in cash and cash equivalents	(123)	(3,823)
Cash and cash equivalents, beginning of period	32,480	38,851
Cash and cash equivalents, end of period	$32,357	$35,028

TNS, Inc.

Reconciliation of Non-GAAP Information

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2010	2009
EBITDA before stock compensation expense:
Income from operations(GAAP)	$7,778	$2,874
Add back the following items:
Depreciation and amortization of property and equipment	10,252	5,834
Amortization of intangible assets	11,329	5,605
Stock compensation expense	2,215	2,004
EBITDA before stock compensation Expense (1)	$31,574	$16,317

Adjusted Earnings:
Income before income taxes and equity in net loss of unconsolidated affiliates (GAAP)	$4,575	$1,493

Add back the following items:
Equity in net loss of unconsolidated affiliates	(65)	(30)
Amortization of intangible assets	11,329	5,605
Other debt related costs	653	106
Stock compensation expense	2,215	2,004
Adjusted earnings before income taxes	18,707	9,178
Income tax provision at 20%	(3,741)	(1,836)
Adjusted earnings (2)	$14,966	$7,342

Weighted average common shares - diluted	26,717,477	25,199,287
Adjusted earnings per common share - diluted(2)	$0.56	$0.29

FOOTNOTES:

(1)   Excluding the $0.5 million in pre-tax severance charges, EBITDA before stock compensation expense for the first quarter 2010 was $32.0 million.

(2)   Excluding the $0.5 million in severance charges, adjusted earnings for the first quarter 2010 were $15.3 million, or $0.57 per share.

TNS, Inc.

Divisional Revenue Breakout by Quarter in 2009

(Unaudited)

(In millions)

	Q1	Q2	Q3	Q4	2009
Historical Divisions as reported
POS	$18.0	$19.6	$19.8	$18.7	$76.1
TSD	15.0	56.9	72.4	68.4	212.7
FSD	12.1	12.1	12.0	11.5	47.7
ISD	30.2	33.3	35.9	38.9	138.3
	$75.3	$122.0	$140.1	$137.5	$474.8

ISD Split
POS	$26.4	$29.2	$31.5	$33.7	$120.8
FSD	3.8	4.1	4.4	5.2	17.5
	$30.2	$33.3	$35.9	$38.9	$138.3

2009 Divisional Breakout for 2010 Comparisons

Payments	$44.4	$48.8	$51.3	$52.4	$196.8
Telecommunication Services	15.0	56.9	72.4	68.4	212.7
Financial Services	15.9	16.3	16.4	16.7	65.2
	$75.3	$122.0	$140.1	$137.5	$474.8

# # #